Exhibit 16.1
June 11, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Fresh Healthy Vending International, Inc.

Commissioners:
We have read the statements made by Fresh Healthy Vending International, Inc. which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Fresh Healthy Vending International, Inc. dated June 11, 2015.  We agree with the statements concerning our firm in such Form 8-K.

Very truly yours,

/s/PKF

PKF
Certified Public Accountants
A Professional Corporation

San Diego, California